WRITTEN CONSENT CARD

The following Proposals are made by, and these written consents are solicited by DSI REALTY INCOME FUND XI, a California limited partnership (the "Fund") for the purpose of obtaining the consent of limited partners of record (the “Limited Partners”) holding a majority of the units of limited partnership interests in the Fund (“Units”) in accordance with the provisions of the Fund’s Limited Partnership Agreement.

The undersigned, a Limited Partner of the Fund, does hereby vote or abstain with respect to the Proposals set forth below.

ALL OF THE FOLLOWING PROPOSALS MUST BE APPROVED IN ORDER FOR ANY SINGLE PROPOSAL TO BE ACTED UPON:

1.	PROPOSAL TO ACCEPT OR REJECT THE PURCHASE AND SALE AGREEMENT.

Approval of the Purchase and Sale Agreement, dated as of July 7, 2014, as amended (the “Agreement”), by and among the Fund and Strategic Storage Opportunities, LLC for the sale of up to all of the Properties of the Fund, on the terms and subject to the conditions contained in the Agreement, and the distribution to Limited Partners of the net proceeds from the sale.

❑For	❑Against	❑ Abstain

2.	PROPOSAL TO APPROVE DISSOLUTION OF THE FUND.

Approval to dissolve the Fund following the sale of all of the Properties.

❑For	❑Against	❑Abstain

ALL OF THE SEPARATE PROPOSALS SET FORTH ABOVE MUST BE APPROVED IN ORDER FOR ANY SINGLE PROPOSAL TO BE ACTED UPON.

Please sign exactly as your name appears in the registration below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by a duly authorized representative. If shares are held jointly, each holder should sign.

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Additional Signature (if any)	Date

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